Exhibit 99.1

Farm Lands of Guinea, Inc. Closes $1,000,000 Private Placement With Strategic Investor

FOLLOWS COMPLETION OF EXPLORATION AND MAPPING OF A QUARTER MILLION ACRES OF WEST AFRICAN AGRICULTURAL ASSETS

LONDON, Aug. 22, 2011 /PRNewswire/ -- Farm Lands of Guinea, Inc. (the "Company" or "FLGI" ticker symbol) which controls a quarter of a million acres of underutilized West African agricultural land, has closed a $1,000,000 strategic investment from AIM Investments PLC ("AIMI") through a private placement. Based in the UK, AIMI is a frontier and emerging market investment company quoted on the London Stock Exchange's Alternative Investment Market (Symbol: AIM.L).  "We welcome AIMI's strategic investment in FLGI," said Mark Keegan, CEO of Farm Lands of Guinea.  "The principals of AIMI and their major shareholder Desmond Holdings Ltd. bring experience in South American frontier market agriculture investing, and will be a catalyst in realizing value from FLGI's West African assets," he concluded.

"AIMI's investment in Farm Lands of Guinea Inc. gives the company and its shareholders exposure to the exciting growth prospects presented by this large-scale agricultural opportunity in West Africa," said Mark Pajak, Acting Chairman of AIM Investments. "FLGI has negotiated extremely generous leases and options on significant parcels of fertile land, which will be suitable for growing maize, rice and soya after preparation. We have strong belief in the management team, who have demonstrated their abilities very successfully on similar projects in South America," Mr. Pajak stated recently to the London Stock Exchange's Regulatory News Service.

California-based Hunter Wise Securities, LLC served as the sole placement agent to FLGI for the investment transaction, pursuant to which AIMI purchased for an aggregate of $1,000,000 a total of 50,000 Units with each Unit comprised of four (4) shares of Common Stock, Series A Warrant to purchase one (1) share of Common Stock at an exercise price of $7.50 per share and Series B Warrant (together with Series A Warrant, the "Warrants") to purchase one (1) share of Common Stock at an exercise price of $10.00 per share.

Contemporaneous with AIMI's investment in the Company, FLGI subscribed for 24,500,000 new ordinary shares of 0.1 pence (British Pound Sterling) in the capital of the AIM Investments, at a subscription price equal to AIMI's current Net Asset Value of 1.25 pence per share. FLGI also received 24,500,000 warrants exercisable at 1.5 pence per share. As a result of the subscription, FLGI holds an interest in 8.8% of the issued share capital of AIM Investments.

FLGI through its 90%-owned subsidiary, Land & Resources ( Guinea) SA ("Land & Resources") is a development- stage agricultural company in the Republic of Guinea (" Guinea").  It intends to engage in acquiring and consolidating farm land and operations in Guinea and rehabilitating them back into production using modern agricultural techniques and practices.  Land & Resources currently plans to develop 8,815 hectares in the villages of N'Dema and Konindou to grow maize and soybeans in rotation as a pilot scheme for the development of 98,400 hectares lying to the south and east of Saraya.

Pursuant to the Contract for a Program of Agricultural Development in Guinea dated September 16, 2010, the Ministry of Agriculture of Guinea ("MAG") agreed to grant to Land & Resources 99-year leases over two parcels of land in the villages of N'Dema and Konindou of 5,340 and 3,475 hectares respectively to be developed as agricultural land.

On the same date, Land & Resources and MAG entered into an Option Agreement pursuant to which Land & Resources was granted an option to assume a lease of approximately 98,400 hectares (243,151 acres) located in the village of Saraya in Guinea.

On October 25, 2010 Land & Resources signed a Protocol d'Accord with MAG under which the Company undertook obligations to survey and map additional underutilized land in Guinea estimated to be up to 1.5 million hectares (3.7 million acres) of combined area and prepare it for third party development under 99-year leases.

FLGI proposes to develop the leased land to grow in rotation, maize and soybeans.  Given the rainfall, the temperature profile and the nature of the soil, it is anticipated that the land when developed will produce about 4 tons of soybeans per hectare.  The rotation will be one year of maize followed by two years of Soya. FLGI's program represents a major breakthrough for the democratically-elected government of the Republic of Guinea in their priority plans for food self-sufficiency.  The completion of FLGI's agricultural activities will result in a multi-million dollar inward investment into the Republic of Guinea.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Resource Acquisition's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in Guinea, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.

Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in Guinea, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company's ability to maintain its competitive position and dependence on key management.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

CONTACTS:

Michael Barton, CFO
Dan McClory, Managing Director

Farm Lands of Guinea, Inc.
Hunter Wise Financial Group, LLC

+44 1257 480597
+1 949 732 4102

http://www.farmlandsofguinea.com
dmcclory@hunterwise.com